                           Offer to Purchase for Cash
                                       by
                        WILLIAMS INDUSTRIES, INCORPORATED
                                       of
                         All Shares of Its Common Stock

                     Held by Holders of 100 or Fewer Shares
                     At a Purchase Price of $2.75 per Share

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
[_____________________________________], UNLESS THE OFFER IS EXTENDED.

     Williams Industries, Incorporated, a Virginia corporation (the "Company," "we" or "us"), is offering to purchase for cash all shares of our common stock, $0.10 par value per share (the "Common Stock"), held by stockholders who owned of record or beneficially 100 or fewer shares as of the close of business on May 7, 2008 and who continue to hold such shares through the expiration of this offer, at a price of $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

     Stockholders eligible to accept this Offer are those who owned of record or beneficially 100 or fewer shares as of the close of business on May 7, 2008 and who continue to hold such shares through the expiration of this Offer.

     This Offer to Purchase will expire at 5:00 P.M., New York City Time, on [____________________], unless extended or earlier terminated. We may extend or terminate the offer at any time, subject to applicable law.

     Upon the terms and subject to the conditions of the Offer, we will pay $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for shares of our Common Stock properly tendered in the Offer by an eligible stockholder. Payment will be made promptly after the expiration date of the Offer.

     IF YOU ARE AN ELIGIBLE STOCKHOLDER AND WISH TO ACCEPT THE OFFER, YOU MUST TENDER ALL OF YOUR SHARES IN THE MANNER DESCRIBED IN THIS OFFER TO PURCHASE AND ACCOMPANYING LETTER OF TRANSMITTAL. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO TAKE UP AND PAY FOR ANY SHARES TENDERED UNDER THE OFFER IS, HOWEVER, CONTINGENT AS TO EACH ELIGIBLE STOCKHOLDER'S PROPER TENDER OF ALL OF THE SHARES OF COMMON STOCK HELD EITHER BENEFICIALLY OR OF RECORD BY SUCH STOCKHOLDER. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

     If, after we purchase shares in the Offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we may file a Form 15 with the Securities and Exchange Commission (the "SEC"), as a result of which the registration of our Common Stock and our duty to file reports with the SEC ("SEC Reporting Obligations") under Sections 13(a) and 15(d) of the Exchange Act would cease, and we would no longer be a reporting company. We would continue operations as a non-reporting company. If approximately 100 of the eligible record holders tender their shares in the Offer and we purchase such shares after the expiration date, we may have fewer than 300 stockholders of record.

     Our Common Stock is currently quoted on the "Pink Sheets." The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com. We anticipate our stock will continue to be traded on the Pink Sheets. On [___________], the last full trading day prior to the announcement and commencement of the Offer, the closing price for the Common Stock was [$______] per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares in the Offer.

     Our board of directors, including a special committee of the independent members of the board of directors, has approved the Offer. However, neither we nor any member of our board of directors, Marianne V. Pastor, the corporate secretary of the Company (the "Secretary") or American Stock Transfer and Trust Company, the depositary for the Offer (the "Depositary") makes any recommendation to you as to whether you should tender or refrain from tendering your shares. Neither we nor any member of our board of directors, the Secretary of the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in the Offer to purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

     Each of our directors and executive officers hold of record or beneficially more than 100 shares of our Common Stock or no shares of our Common Stock and thus will not be eligible to participate in the Offer.

     Questions and requests for assistance may be directed to the attention of the Secretary at the Company's address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Secretary.

     This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders of shares will not be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of that jurisdiction.

___________ __, 2008

                                    IMPORTANT

     If you were a record or beneficial owner of 100 or fewer shares of our common stock as of the close of business on May 7, 2008, you continue to hold such shares and you want to tender your shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on [______________] (unless the Offer is extended): _ If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer and Trust Company, the Depositary for the Offer;

     _ If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you; or

     _ If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book- entry transfer described in Section 3 on page 20.

     IF YOU HOLD MORE THAN 100 SHARES OF THE COMPANY'S COMMON STOCK, YOU ARE INELIGIBLE TO PARTICIPATE IN THE OFFER.

     You may contact the Secretary or your broker, bank or other nominee for assistance. Contact information for the Secretary is set forth on the back cover of this Offer to Purchase.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE SECRETARY OR THE DEPOSITARY.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET                                                            1

FORWARD-LOOKING STATEMENTS                                                    5

INTRODUCTION                                                                  6

SPECIAL FACTORS                                                               7

THE OFFER                                                                    22

1.  General                                                                  22

2.  Purpose of the Offer; Certain Effects of the Offer                       23

3.  Procedures for Tendering Shares                                          23

4.  No Withdrawal Rights                                                     26

5.  Purchase of Shares and Payment of Purchase Price                         26

6.  Conditional Tender of Shares                                             27

7.  Conditions of the Offer                                                  27

8.  Price Range of Shares; Dividends                                         27

9.  Source and Amount of Funds                                               27

10. Certain Information Concerning Us                                        28

11. Interests of Directors and Executive Officers; Transactions and
    Arrangements Concerning the Shares                                       31

12. Certain Legal Matters; Regulatory Approvals                              34

13. Certain U.S. Federal Income Tax Consequences                             34

14. Extension of the Offer; Termination; Amendment                           39

15. Fees and Expenses                                                        39

16. Accounting Consequences                                                  40

17. Miscellaneous                                                            40

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

     Williams Industries, Incorporated is offering to purchase shares of its outstanding Common Stock held by stockholders who owned beneficially or of record 100 or fewer shares of the Company's Common Stock as of the close of business on May 7, 2008 (the "Record Date"), and continue to own beneficially or of record 100 or fewer shares of the Company's Common Stock through the expiration date. See Section 1 on page 18.

What is the purpose of the Offer?

     The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The offer also may result in the Company having fewer than 300 holders of record of its Common Stock, which would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations.

     Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd-lot discounts that might be payable on sales of their shares.

     We believe the Offer set forth herein represents an efficient mechanism to provide eligible stockholders with the opportunity to tender their shares and thereby receive a return of some or all of their investment if they so elect. Stockholders who do not participate or who are ineligible to participate in the Offer will automatically increase the relative percentage ownership held by them at no additional cost to them, following the purchase, if any, by us of shares tendered in the Offer. See Section 2 on page 19, Section 9 on page 23 and
Section 11 on page 25.

Why is the Company pursuing the Offer over other alternatives?

     We believe that the Offer is in the best interests of the Company and its stockholders and presents the best way for the Company to achieve the purposes discussed above. We considered the recent decrease in the number of record holders of our Common Stock and the number of such record holders that hold odd lots and determined that the Offer was the most efficient and cost effective means for achieving the purposes set forth above. See "Special Factors-Alternatives Considered by the Board of Directors" on page 7.

Will the Company be a public company after the completion of this Offer?

     If the Offer results in the number of our record stockholders of Common Stock falling below 300, we may decide to terminate the registration of our Common Stock under the Exchange Act. If, after the completion of the Offer, there are 300 or more stockholders of record holding the Company's Common Stock remaining, the Company will remain subject to SEC Reporting Obligations. In that event, the Company's board of directors may consider other options available to it and the Company at that time to reduce the number of record stockholders to below 300 and terminate the registration of the Company's Common Stock under the Exchange Act. Thereafter, we anticipate that our Common Stock will continue to be quoted in the Pink Sheets, but we cannot predict whether a market will thereafter exist for our Common Stock. As a result, it may become more difficult for our remaining common stockholders to sell their shares.

Am I eligible to participate in the Offer?

     You are eligible to tender your shares only if you owned 100 or fewer shares of the Company's Common Stock as of the Record Date, regardless of whether you owned your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" held by a brokerage company account maintained for you). We reserve the right to make all determinations of who is eligible to participate in the Offer. The beneficial and record holders eligible to tender shares in the Offer are referred to herein as the "eligible stockholders." You also must continue to hold of record or beneficially 100 or fewer of the Company's Common Stock until the offer expires.

How many shares will we purchase in the Offer?

     As of the close of business on the Record Date, an estimated maximum of 25,825 shares of our Common Stock were eligible for purchase in the Offer.

What will the purchase price for the shares be and what will be the form of payment?

     We are offering to purchase shares of Common Stock in the Offer at a fixed purchase price of $2.75 per share in cash. If we purchase your shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

     Assuming we purchase all the shares we estimate to be eligible in the Offer at the specified purchase price of $2.75 per share, approximately $71,018.75 will be required to purchase such shares. We expect that the maximum aggregate cost of this purchase (not including the aggregate purchase price), including all fees and expenses applicable to the Offer, will be approximately $162,000. We will borrow an amount up to $233,265.75, the maximum aggregate purchase price for the tendered shares and the expenses and fees, from Frank E. Williams, Jr. at an interest rate of prime plus one percent to purchase the tendered shares. See Section 9 on page 23.

How long do I have to tender my shares?

     You may tender your shares until the Offer expires at 5:00 P.M., New York City time, on [____________________] unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 on page 18 and Section 14 on page 33. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Am I required to tender my shares?

     No. This is a voluntary offer. You may elect to tender your shares or, in the alternative, hold your shares and maintain your rights as a stockholder.

May I tender less than all of my shares?

     No. You must tender all of your shares of the Common Stock if you wish any of your shares to be purchased. PARTIAL TENDERS WILL NOT BE ACCEPTED.

Can the Offer be extended, amended or terminated and if so, under what circumstances?

     Yes. We can extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 14 on page 33. If we amend the offer and the amendment is material, we will provide notice and, if necessary, extend the Offer to ensure that at least five business days remain prior to expiration of the Offer, and stockholders that have tendered their shares pursuant to the Offer prior to the amendment will have an opportunity to withdraw their shares. We can terminate the Offer at any time. See Section 7 on page 23.

How will I be notified if you extend the Offer or amend the terms of the Offer?

     If we extend the Offer, we will issue a press release or furnish such information on a Current Report on Form 8-K not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Are there any conditions to the Offer?

     No. The Offer is, however, contingent as to each eligible stockholder's proper tender to the Company of all of the shares of Common Stock held either beneficially or of record by such stockholder. Partial tenders will not be accepted.

How do I tender my shares?

     If you want to tender your shares, you must do one of the following before 5:00 P.M., New York City time, on [_________________________] or any later time and date to which the Offer may be extended:

     _ If you hold certificates registered in your own name, complete and sign an Letter of Transmittal according to its instructions, and deliver it, together with the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase;

     _ If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you; or

     _ If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book- entry transfer described in Section 3 on page 19.

     You may contact the Secretary or your broker, bank or other nominee for assistance. The contact information for the Secretary is set forth on the back cover of this Offer to Purchase. See Section 3 on page 19 and the instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

     No. Once you tender your shares pursuant to the Offer, you cannot withdraw them, unless we materially amend the terms of the Offer. See Section 4 on page 22.

What does the Company's board of directors think of the Offer?

     Our board of directors, including a special independent committee of our board of directors, has approved the Offer. However, neither we nor any member of our board of directors or the Secretary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 on page 19. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Did the board of directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

     No. Neither the Company nor its board of directors received any opinions or reports from outside financial advisors regarding the fairness from a financial point of view, or otherwise, to our eligible stockholders because the offer is voluntary for only a limited number of odd-lot shares. Nevertheless, a special committee of the independent members of the board of directors received a report from Cary Street Partners, a wealth management and investment banking firm, regarding different valuations for the Company to aid in establishing the tender offer purchase price. The special committee relied on the Cary Street Partners' Report to provide it with different valuation methodologies for the Company as discussed herein. The Cary Street Partners' Report did not provide an opinion as to the fairness of the $2.75 tender offer price, nor did the Cary Street Partners' Report discuss a fair range. The special committee established the tender offer purchase price based on factors discussed herein. The board of directors relied on the special committee's analysis in approving the Offer.

Will your directors and executive officers tender shares in the Offer?

     None of our directors and executive officers is eligible to participate in the Offer. See Section 11 on page 25.

If I decide not to tender, how will the Offer affect my shares?

     Stockholders who decide not to tender may own a greater percentage interest in our outstanding shares following the purchase, if any, by us of shares tendered in the Offer. See Section 2 on page 19. When and how will you pay me for the shares I tender?

     We will pay $2.75 per share, net to the seller in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration date of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. We expect the proceeds checks to be mailed approximately ten business days after the expiration date. See Section 1 on page 18 and Section 5 on page 22.

What is the recent market price of my shares?

     On [_________________], the last full trading day before the announcement and commencement of the Offer, the closing price for our Common Stock on the Pink Sheets was [$______]. You are urged to obtain current market quotations for the shares before deciding whether or not to tender your shares. See Section 8 on page 23.

Will I have to pay brokerage commissions if I tender my shares?

     If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 on page 19 and Section 15 on page 33.

Will I have to pay stock transfer tax if I tender my shares?

     So long as you do not instruct the Depositary in the Letter of Transmittal to make the payment for the shares to any person other than the registered holder, you will not incur any stock transfer tax. See Section 5 on page 22.

What are the U.S. federal income tax consequences if I tender my shares?

     Generally, your receipt of cash from us in exchange for the shares of our Common Stock you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered shares of our Common Stock will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the shares of our Common Stock purchased by us or as a distribution from us in respect of shares of our Common Stock. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-U.S. Holders (as defined in Section 13) may be subject to a 30% withholding tax and are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who is the contact for questions about the Offer?

     The Secretary can help answer your questions. The Secretary of the Company is Marianne V. Pastor. The Secretary's contact information is set forth on the back cover of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains, and our periodic filings with the SEC and written or oral statements made by our officers and directors to the press, potential investors, securities analysts and others, may contain, forward-looking statements. These forward-looking statements are not historical facts, but rather are predictions, and generally can be identified by use of statements that include terms such as "believe," "may," "expect," "anticipate," "estimate," "intend," "plan" or "foresee" or other words or phrases of similar import. Similarly, statements that describe or contain information related to matters such as our intent, belief or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures and cost-cutting measures are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those currently anticipated in these forward-looking statements. In light of these risks and uncertainties, including those described below, the forward-looking events might or might not occur. Except as necessary to reflect any and all material changes to information reported herein or as otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  INTRODUCTION

To the holders of our Common Stock:

     We are offering to purchase for cash all shares of our Common Stock held by stockholders who owned of record or beneficially 100 or fewer shares as of the close of business on May 7, 2008 and who continue to hold such shares, or less amount, through the expiration date of this offer, at a price of $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the "Offer." See Section 1 on page 18.

     This Offer will expire at 5:00 P.M., New York City Time, on
[_______________________], unless extended or terminated earlier. We may extend or terminate the Offer at any time, subject to applicable law.

     Upon the terms and subject to the conditions of the Offer, we will pay $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for shares properly tendered in the Offer by an eligible stockholder. Payment will be made promptly after the expiration date of the Offer. We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer. We will only purchase shares that are properly tendered.

     If you are an eligible stockholder and wish to accept the offer, you must tender all of your shares in the manner described in this Offer to Purchase and accompanying Letter of Transmittal. The Offer is not conditioned on any minimum number of shares being tendered. The Offer as to each Stockholder is, however, contingent as to each eligible Stockholder's proper tender of all of the shares of Common Stock held either beneficially or of record by such Stockholder. See
Section 7 on page 23. Partial tenders will not be accepted. Once you tender your shares, you may not withdraw them from the Offer, unless the Offer is materially altered.

     If, after we purchase shares in the Offer, we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, we may decide to file a Form 15 with the SEC. As a result, the registration of our Common Stock and our SEC Reporting Obligations under Sections 13(a) and 15(d) of the Exchange Act would cease, and we would no longer be a reporting company. In such event, we would continue operations as a non-reporting company. If approximately 99 of the eligible record holders tender their shares in the Offer and we purchase such shares after the expiration date, we may have fewer than 300 stockholders of record.

     Our board of directors, including a special committee of the independent members of the board of directors, has approved the Offer. However, we do not, nor does any member of our board of directors, the Secretary or the Depositary, make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender you shares. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 on page 19. You should discuss whether to tender your shares with your financial and tax advisors.

     All of our directors and executive officers hold of record or beneficially more than 100 shares of our Common Stock or no shares of our Common Stock and thus will not be eligible to participate in the Offer. See Section 11 on page 25.

     We will pay all fees and expenses incurred in connection with the Offer by the Company and the Depositary. See Section 15 on page 23.

     On [___________________], the last full trading day prior to the announcement and commencement of the Offer, the closing price for the Company's Common Stock was [$_______]. The estimated aggregate of 25,825 shares owned by all "odd-lot" stockholders, which is the estimated maximum number of shares that we are offering to purchase pursuant to the Offer, represent approximately 2.73% of our shares of Common Stock outstanding on the Record Date. Our Common Stock is currently quoted on the "Pink Sheets." The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com. We anticipate that our stock will continue to be traded on the Pink Sheets. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares in the Offer. See Section 8 on page23.

     Our principal executive offices are located at 8624 J.D. Reading Drive, Manassas, Virginia 20109 and our phone number is (703) 335-7800.

                                 SPECIAL FACTORS

Purpose of the Offer

     The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The Offer also may result in the Company having fewer than 300 holders of record of its Common Stock. This would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations. The Company does not believe that it is necessary or advantageous for its business operations to continue its SEC reporting obligation.

Alternatives Considered by the Board of Directors

     The Company's management and the Board of Directors have from time to time since 2003 informally considered the possibility of pursuing actions that would terminate the Company's SEC Reporting Obligations. Management and the Board observed that as a consequence of the requirements of the Sarbanes- Oxley Act of 2002, a number of other relatively small publicly traded companies were in the process of "going private." The reasons behind the Company's interest in going private are numerous and included, in addition to the impact of the Sarbanes-Oxley legislation, among other matters:

     * The Company had gone through a substantial downsizing several years previously and was (and still is) a relatively small company.

     * There are very few publicly-held construction companies and almost all are larger than the Company.

     * The Company's opportunities for growth were limited and the stock price reflected these circumstances.

     * Key officers of the Company were spending significant time on public shareholder matters. Management believed this time and efforts could be better spent devoted to the Company's operations.

     * The Company estimated that the annual out-pocket-cost of being a public company was, in 2003, approximately $150,000, and that amount would certainly increase as a result of the various requirements resulting from the Sarbanes-Oxley legislation.

     As a result of these concerns, management and the Company considered initially a reverse split of the Company's stock. After discussions with a consultant to consider the possibility of the Company implementing a reverse stock split, management and the Board concluded that there were numerous uncertainties and the cost of such a transaction appeared to be prohibitive. Accordingly, the Company abandoned the idea of a reverse stock split.

     Thereafter, for the next two years, the Company was approached from time to time by several investment bankers seeking to assist in taking the Company private. Although Company representatives met with one investment banker, no investment banker was engaged, and the Company did not pursue any going private strategies.

     Due in part to legislative postponements of the required date for the Company to comply with the requirements of Section 404 of Sarbanes-Oxley, discussions regarding taking the Company private did not occur again until late in 2006. Frank E. Williams, Jr., the Company's founder, former President and Chairman, its largest shareholder and a member of the Board suggested that the Company revisit the idea of a reverse stock split as a means of taking the Company private. The Company was again facing the costs of compliance with
Section 404 of Sarbanes-Oxley and the other reasons for going private that were present in 2003 remained unchanged.

     The Board discussed the matter at its meeting on December 13, 2006; however, the Company was, at the time, attempting either to raise capital for one of the Company's subsidiaries or to sell the subsidiary. The Board agreed to delay further consideration of going private until the potential financing or sale of the subsidiary was resolved.

     At the next Board meeting on March 7, 2007, after reviewing further the current and future costs of remaining a public corporation, the Board approved the appointment of a special committee comprised of its three independent directors (the "Committee") to explore the possibility of taking the Company private.

     On March 8, 2007, the Committee held an organizational teleconference. The Committee recognized that it needed to determine how many shareholders of record the Company had, how such number was calculated, and the projected cost of compliance with the Sarbanes-Oxley Act. Once these matters were determined, the Committee believed it could better assess the possible benefits of being relieved of its SEC Reporting Obligations. The Committee continued with the work on these matters through November 2007.

     On November 15, 2007, the Committee met via telephone conference call and discussed the methods by which the Company could "go private" and the role of the Committee in any going private transaction. At the Board of Directors' annual organizational meeting on December 6, 2007, Frank E. Williams III reported that the Company's legal counsel had suggested that the Company consider an odd-lot tender offer as a means to achieve its objective of deregistering as a public company. A discussion ensued as to the cost and complexities associated with this type of transaction and it was concluded that this approach may be the simplest, least costly approach to achieving the desired objective of taking the Company private. After discussing this suggestion, the Board agreed to hold a special meeting on January 10, 2008 for the sole propose of discussing this topic in depth.

     At the January 10, 2008 Board meeting, Frank E. Williams III reported that management endorsed the Company making an "odd-lot" tender offer to shareholders and asked for the Board's consideration and approval of such an offer. One goal of the tender offer would be to reduce the number of registered shareholders to less than 300, the SEC's current threshold for comprehensive reporting purposes. As a result, the Company would be relieved of its SEC Reporting Obligations and the Company would save the expense of complying with the Sarbanes-Oxley Section 404 regulations.

     The Board then considered and discussed several options, including the odd-lot tender, a reverse stock split, a general tender offer and other considerations. During the discussion, the advantages and disadvantages of the various approaches were discussed. The Board then discussed the need for an independent valuation of the Company and a fairness opinion. The Board concluded that a fairness opinion was unnecessary given the voluntary nature of an odd-lot tender offer but that an independent valuation would be prudent to validate the price recommended by the Committee.

     After further discussion, the Board voted to move forward with an odd- lot tender offer subject to an independent valuation of the price per share to be offered and the Board's determination that the savings from being relieved of the SEC Reporting Obligations, and as a result, Sarbanes-Oxley compliance costs substantially exceed the costs of the odd-lot tender offer.

Special Committee of Independent Directors interface with Cary Street Partners

     At the Board meeting on January 10, 2008, members of the Committee stated that they wanted an independent valuation of the Company's stock to assist the Committee in determining a price to be offered by the Company in an odd-lot tender offer. At the Committee's request, and with knowledge of the Committee's stated needs, the Company's corporate secretary contacted various investing banking firms to discuss the proposed engagement. She identified two firms that were interested and the Committee chairman reviewed the qualifications of each firm and had telephone discussions with representatives of the firms. After reviewing the qualifications and having the discussions, the Chairman recommended that the Company, on the Committee's behalf, engage Cary Street Partners.

     On February 5, 2008, the Committee Chairman discussed by telephone with a representative of Cary Street Partners the backgrounds of the other committee members and the work product the Committee sought. The Committee Chairman explained that the Committee desired to receive a valuation report and not a fairness opinion. The Committee sought independent assistance in determining a price to be offered for the Company's stock in an odd-lot tender.

     The Chairman discussed, in general, the Company's recent financial performance and its real estate holdings. The Chairman also discussed persons at the Company who Cary Street Partners should interview. He also indicated that there were expected to be relatively few shares involved in the transaction.

     On February 15, 2008, the Committee Chairman spoke again via telephone with a representative of Cary Street Partners. The representative reported that on a visit to the Company's Manassas, Virginia headquarters on February 13, 2008, Cary Street Partners met with several Company representatives and reviewed historical financial information.

     On February 22, 2008, the Chairman spoke again via telephone to a representative of Cary Street Partners. Cary Street Partners reported that it was making good progress and continued to gather data for its valuation report.

     On February 27, 2008, all members of the Committee had a meeting via telephone conference with a representative of Cary Street Partners to discuss the status of Cary Street Partners' valuation of the Company's stock. Cary Street Partners provided a preliminary presentation of its valuation report based on materials and interviews conducted to date. The Committee shared its concerns that certain of the information provided by Cary Street Partners assumed significant capital expenditures by the Company. Then, during the discussions of the operations of the Company's subsidiaries, Williams Bridge and SIP, the Committee noted that the operating projections for fiscal years 2009 and 2010 included several actions that were going to require substantial outlays of cash, including the moves of SIP and Williams Bridge-Manassas operation to Richmond in the fall of 2008 and 2009, respectively. Further, significant investments in technology were planned for Williams Bridge and the SIP Alabama facility in fiscal years 2009 and 2010. The aggregate costs of these activities were estimated to require approximately $2.2 million in 2009 and $1.6 million in 2010. In light of the Company's financial situation, the Committee suggested it would be prudent to consider alternative projections excluding the impact of certain capital investments. The Committee also discussed the effect of corporate allocations to the operations of the operating subsidiaries that were reflected in the Cary Street Partners preliminary report. The Committee also discussed real estate values assigned to the Company's Manassas property.

     On February 29, 2008, the Chairman of the Committee spoke again with a representative of Cary Street Partners to check on the progress of the valuation of the Company's stock. The representative reported that he had been able to complete an interview with the President of the Company's steel erection business.

     On March 7, 2008, the Chairman spoke again with a representative of Cary Street Partners to discuss the progress on the valuation of the Company's stock. Cary Street Partners reported it had gathered almost all the information it needed and planned to finish the report in the next few days. The Chairman and the Cary Street Partners representative discussed the format of the report.

     On Tuesday, March 11, 2008, all members of the Committee had a meeting via telephone conference with a representative of Cary Street Partners to discuss its report on the value of the Company's shares. The representative reviewed with the Committee the approach Cary Street Partners followed in preparing the valuation, including its reliance on information provided by the Company, historical data, financial forecasts, and data concerning real estate values the Company had previously obtained from others. He noted that Cary Street Partners is not a real estate appraiser and it relied on information in this regard supplied by others. The major assumptions reflected in the valuation report were also discussed including the Company's continuation as a going concern, as well as its ability to fund the capital needs of the Company on which certain of the forecasts were based. The three valuation strategies -- including ongoing business value, asset liquidation value, and hybrid/greater value -- were discussed. The latter value takes the greater value of each of the operating units, ongoing business value or liquidating value, less a discount factor to recognize the additional risk of continuing certain operations, namely SIP, Williams Bridge and Piedmont, while shutting down and liquidating Steel and Equipment.

     The Committee asked a number of questions concerning the valuation procedures employed and the results as presented in the report. The Committee focused on the value ascribed to Williams Bridge. The Committee questioned the availability of sufficient funds for the operational changes on which the valuation of Williams Bridge were based. The Committee also discussed the valuation of the Company's real estate in Manassas and Richmond. Cary Street Partners explained the method used to value the properties and, in response to a question from Mr. Ashman, said that it had not assumed any transactions costs in determining the values. The Committee expressed its opinion that some recognition should be given to such costs. Cary Street Partners agreed to reflect transaction costs in its final report.

     The Committee then discussed the valuation of the Richmond property and concluded that, since Williams Bridge and SIP were included as ongoing businesses in the Hybrid/Greater Value valuation, the excess market value over cost of the Richmond property should be excluded from the real estate values in the Hybrid/Greater Value calculation. However, the value of the Richmond property should be included in the real estate value in the Asset Liquidation Value calculation.

     After the telephone conference with Cary Street Partners and later in the day on March 11, 2008, the Committee met to determine the price to recommend to the entire Board. At the outset, the members discussed their reaction to the valuation report and the discussion with Cary Street Partners earlier in the day. Among the key items discussed was the observation that the highest value utilizing the Hybrid/Greater Value assumes that $3.8 million of funds will be available to finance the move of SIP and Williams Bridge to Richmond and upgrade technology for both operations. Obtaining the necessary financing, the Committee believed, was unlikely. Even if the financing was obtained, the Committee determined the operating forecasts on which the ongoing business values were based were very optimistic. This determination was based to a large extent on the actual results for the past several years and the Committee members' long term involvement with the Company. Further, the Committee observed that the high end estimated value of the Manassas property assumed no reduction in market value had occurred since 2006 despite well-publicized weaknesses in the real estate market.

     The Committee also considered the market value of the Company's stock and the fact that it had been less than $2.50 per share for over two years. The Committee agreed that the offering price should provide a reasonable premium over the recent and current stock market price, in line with what the Committee believed were the reasonable valuations provided by Cary Street Partners.

     In consideration of the above reasons, and after extended discussions throughout the process, the Committee selected a price of $2.75 per share. The price is an average of the mid points of the Asset Liquidation Value and the Hybrid/Greater Value Amounts. The recommended price also approximates the average of the medium and high prices of the Asset Liquidation Values and provides a premium of more than 20% over the current market price of the stock.

Reasons for the Offer

     Reduce Expenses Associated with Administering Odd-Lot Holder Accounts

     The expense of administering accounts of odd-lot holders is disproportionate to their ownership interest in the Company. As of the Record Date, there were approximately 237 stockholders of record holding 100 or fewer shares, other than participants in the Book-Entry Transfer Facility, and an estimated 190 stockholders known to us beneficially owning 100 shares or fewer of the Company's Common Stock. These eligible record and beneficial stockholders hold an estimated aggregate of approximately 25,825 shares, or approximately 2.73%, of our outstanding Common Stock. Approximately 59.55% of the marginal administrative expense relating to our record stockholder accounts relate to holders owning less than 2.73% of our outstanding Common Stock. Regardless of whether the record stockholder base falls below 300, we believe that every tender by an eligible holder will reduce our administrative expenses going forward.

     The Company's board of directors does not believe the costs associated with maintaining the Company's stockholder accounts with 100 or fewer shares are justified. The Company's board of directors believes that it is in the Company's best interests and the best interests of the Company's stockholders as a whole to eliminate, to the extent possible, the administrative burden and costs associated with maintaining stockholder accounts of 100 shares or fewer.

     Liquidity Opportunity For Odd-Lot Holders

     There is a very limited trading market for our Common Stock and a more limited trading market for odd-lot holders' shares. As a result, we believe that stockholders are unable to efficiently trade in our shares when they choose. In particular, stockholders holding small amounts of Common Stock may find it uneconomical to dispose of shares due to minimum brokerage commissions that are often charged. The Offer will permit eligible stockholders to directly tender the small amounts of shares of Common Stock that they hold at a premium to the current market price, without paying the minimum brokerage commissions typically charged, and to do so without material impact to the Company's capital structure, equity value, balance sheet or operations.

     Cost-Savings Associated with Termination of SEC Reporting Obligations

     If the Company continues to have more than 300 holders of record of the Company's Common Stock after completion of the Offer, the Company will eliminate administrative expenses (such as printing and mailing costs related to stockholders communications and proxy and information statements) related to the small stockholders who tendered their shares pursuant to the Offer.

     If the Company has fewer than 300 holders of record of the Company's Common Stock after completion of the Offer, it may seek to terminate its SEC Reporting Obligations. The Company incurs direct and indirect costs associated with its status as a public-reporting company. Among the most significant are the costs associated with compliance with the SEC Reporting Obligations. Direct costs associated with compliance with the SEC Reporting Obligations include, but are not limited to:

     *    auditing fees;

     *    legal fees;

     *    financial printer fees; and

     * miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the filing of periodic reports with the SEC.

     Based on the Company's experience in prior years, the Company's direct costs of complying with the SEC Reporting Obligations are estimated to be approximately $190,500 annually, based on estimated annual audit and accounting fees of $105,000, which represents estimated fees of $180,000 less the $75,000 estimated for a non-reporting company audit, estimated annual legal fees of $40,000, estimated financial printer fees of $10,000 estimated transfer agent fees of $18,000, estimated costs associated with filing reports with the SEC (including internal administrative staff) of $10,000 and estimated miscellaneous costs of $7,500.

     Indirect costs associated with compliance with the SEC Reporting Obligations include, among other things, the time the Company's executive officers expend to prepare and review the Company's periodic reports, which the Company estimates requires varying percentages of the total time the executive officers expend in the management of the Company. It is estimated that Mr. Christ Manos, the Company's comptroller, expends 50% of his time in meeting compliance obligations. For the fiscal year ending July 31, 2008, the Company is subject to additional regulations and compliance procedures required of public companies under Section 404(a) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires that Company's management establish and maintain an adequate internal control structure and procedure for financial reporting. In addition, management will have to include in the Company's annual report, an assessment of the effectiveness of these internal controls and procedures. The Company's direct and indirect costs in the categories identified above necessary to comply with
Section 404(a) is estimated at $200,000 in the initial year of compliance and will range between $120,000 and $150,000 in each subsequent year. In addition, for the fiscal year ending July 31, 2009, the Company will be subject to all provisions of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, the Company will need to comply with Section 404(b), which requires the Company's external auditor to test the Company's internal controls and procedures and provide an assessment thereon. The SEC has issued a proposed Rule that would extend the deadline for compliance by an additional year. The Company expects its direct and indirect costs to increase by an additional estimated $140,000 to comply with these additional requirements. These costs may include, among other things, the cost of the hiring of additional personnel dedicated to regulatory compliance, fees paid to consultants to assist in the implementation of new procedures and additional audit fees. Because the Company would anticipate hiring additional dedicated compliance personnel as well as a significant increase in audit fees, the Company estimates that ongoing costs of compliance and ongoing cost of being a public company could amount to as much as $480,500 annually. These costs are substantial when compared to the Company's total general and administrative expenses for 2007 of $7,202,000.

     In comparison, the Company estimates the one-time fees payable in connection with the Offer will be a maximum of approximately $162,000, which includes the Cary Street Partners' report, legal fees, Depositary fees, filing fees, printing and mailing. The Company did not include the payment of the purchase price for shares purchased in the Offer estimated to be $71,018.75 in the comparison against the costs of complying with the SEC Reporting Obligations because the expenditure of the purchase price for the shares will be made directly to the Company's stockholders holding 100 or fewer shares and will result in each share (on a pre-Offer basis) held by remaining stockholders representing a greater ownership interest following the Offer.

     The Company anticipates that, if the SEC Reporting Obligations are terminated, it will continue to incur some costs associated with soliciting proxies for purposes of its annual meeting as required under Virginia law, as well as meeting other state corporate law requirements. However, these costs should be significantly less than the direct and indirect costs of complying with the SEC Reporting Obligations as described above.

     The board of directors has periodically considered the cost to the Company of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to the Company and its stockholders of continuing to operate as a public company. Under the Company's particular circumstances, for the reasons discussed below under "Lack of Capital from Public Sector", the board of directors has determined that the benefits that the Company and its stockholders would typically expect to derive from the Company's status as a public company are not being realized and are not likely to be realized in the foreseeable future. As discussed below under "Lack of Capital from Public Sector", benefits of being a public company that are not likely to inure to the benefit of the Company include raising capital in the public markets and using Common Stock for acquisition purposes. As a result, in the event that the Company has fewer than 300 holders of record after the completion of the Offer, the board of directors may decide that the elimination of the costs of complying with the Company's SEC Reporting Obligations would outweigh the benefits of continuing to incur such costs. In the event that the Company is able to terminate, and does terminate, the SEC Reporting Obligations, the actual savings to be realized from terminating the Company's SEC Reporting Obligations may be higher or lower than such estimates.

     Lack of Capital from Public Sector

     The Company's circumstances are such that management believes that it is not likely to be able to take advantage of the capital available through the public markets. The Company's board of directors does not have any present intention to raise capital through sales of the Company's securities in a public offering or to acquire other business entities using the Company's Common Stock as the consideration for such acquisition. The Company does not believe, as a practical matter, that it will be able to build up or achieve an active market for the Company's securities. Accordingly, the Company has not and is not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

     During its regular meeting on March 7, 2007, the Company's board of directors, after reviewing the current and future costs of remaining a public corporation, approved the appointment of a committee of its independent members to explore the possibility of taking the company private with the objective of eliminating the costs associated with being a public company.

Effects

     Effects of the Offer on Affiliated Stockholders

     Except as provided below, the Offer will affect both affiliated and unaffiliated stockholders of the Company who are not eligible to participate in the offer in the same manner. As used in this Offer to Purchase, the term "affiliated stockholder" means any stockholder who is a director or executive officer of the Company or any other person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company. "Affiliated stockholder" therefore includes the directors and executive officers listed in "The Offer-Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares." The term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. As none of the affiliated stockholders of the Company are eligible to participate in the Offer, the effects of the Offer on each of the affiliated stockholders will be the same. We expect that our executive officers and directors will continue to beneficially own immediately after the Offer the shares of Common Stock reported as beneficially owned by them below under "The Offer-Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares" on page 25.

     Other potential effects of the Offer which are applicable to the affiliated stockholders include the following:

     * Reduced reporting requirements for officers and directors. If we terminate the SEC Reporting Obligations, the directors, executive officers and persons owning more than 10% of our outstanding shares of Common Stock will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of our Common Stock; and

     * Share Ownership. The number of stockholders holding 100 shares or fewer of the Company's Common Stock constitutes an estimated maximum of 2.73% of the issued and outstanding shares of the Company's Common Stock. If the Offer is fully subscribed, we believe it will not materially impact the percentage of beneficial ownership of the Company's Common Stock held by other stockholders. As of May 7, 2008, the directors and executive officers of the Company beneficially owned in the aggregate approximately 57% of the Company's combined voting power. Following a fully subscribed Offer, they would own in the aggregate approximately 57%.

     Effects of the Offer on Unaffiliated Stockholders

     The effects of the Offer on unaffiliated stockholders will vary depending on whether or not the unaffiliated stockholder is eligible to participate in the Offer and chooses to tender his or her shares pursuant to the Offer. Eligible and tendering unaffiliated stockholders will:

     * receive $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest;

     * after completion of the Offer, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth, if any, or bear the risk of any possible future depreciation in value of that equity interest;

     * be required to pay federal and, if applicable, state and local income taxes on the cash received in the Offer; and

     * be able to sell their shares directly to the Company without paying brokerage commissions; transaction costs may be applicable, however, if the shares are tendered through a broker, bank or other institution.

   Potential effects on unaffiliated stockholders who remain stockholders after the Offer include the following:

     * Decreased Access to Information. If the Offer results in reducing the number of stockholders by the required amount, we may terminate the registration of our Common Stock under the Exchange Act. As a result, the Company would no longer be subject to the SEC Reporting Obligations. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including Section 13, Section 14 and Section 16 of the Exchange Act.

     * Continued Lack of Liquidity. If the Offer results in reducing the number of stockholders by the required amount, we may terminate the registration of our Common Stock under the Exchange Act. If this occurs, the liquidity of the shares of Common Stock held by unaffiliated stockholders may not be increased by the termination of the registration of the Common Stock under the Exchange Act. Future trading in our Common Stock after the Offer, if we deregister our Common Stock under the Exchange Act, may continue to occur in the Pink Sheets or in privately negotiated sales. No active trading market is expected to develop in our Common Stock for the foreseeable future.

     * Book value per share. If the Offer is fully subscribed, neither the book value per share of Common Stock nor earnings per share will be materially affected.

     * Share Ownership. If the Offer is fully subscribed, we expect that the percentage of beneficial ownership of the Company's Common Stock held by affiliated stockholders will increase by less than 1.0%.

     Effects of the Offer on the Company

     The Offer is expected to reduce the number of the Company's stockholders and the number of the Company's outstanding shares of Common Stock. The Company's Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock, $0.10 par value. As of May 7, 2008, 3,690,029 shares of the Company's Common Stock were outstanding. Shares purchased by the Company in the Offer will become unissued shares. If the Offer is fully subscribed, the Company believes that the Offer will reduce the number of holders of record of the Company's Common Stock from 398 to approximately 161.

     Based on the aggregate number of holders of the Company's Common Stock, the Company estimates there were 237 holders of record owning 100 or fewer shares of the Company's Common Stock, as of the Record Date. The Company also estimates that an additional 190 holders owned in street name 100 shares or fewer of the Company's Common Stock. Assuming all of these stockholders elect to participate in the Offer, and the shares are properly tendered at the offer price of $2.75 per share, approximately $71,018.75 will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases (exclusive of the foregoing purchase price), including all fees and expenses applicable to the Offer, will be approximately $162,000.

     Our Common Stock is currently quoted on the "Pink Sheets." The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, http://www.pinksheets.com. The Company intends for this source of liquidity to be available to the Company's stockholders following the Offer.

     The Company's Common Stock will continue to have the same par value following the consummation of the Offer. In addition, each post-Offer share of the Company's Common Stock will be entitled to one (1) vote per one (1) whole share.

     The Company has no current plans to issue Common Stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Company's board of directors determines to be in the Company's best interests and the best interests of the Company's then stockholders. The Company has no current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation, to change the Company's board of directors or management, to change materially the Company's capitalization, or otherwise to effect any material change in the Company's corporate structure or business.

     The Company is undertaking the Offer at this time because, among other reasons, the Company believes that it will save substantial costs associated with having a significant number of small stockholders. In the event that the Offer results in the Company having fewer than 300 stockholders of record, the Company also may terminate the SEC Reporting Obligations, which it believes would save substantial costs associated with compliance with the SEC Reporting Obligations, particularly in light of the requirement to comply with Section 404(a) of the Sarbanes-Oxley Act for the 2008 fiscal year and all of Section 404 for the 2009 fiscal year. However, the Company's cost- saving estimates may be inaccurate, and the actual savings to be realized from reducing the number of small stockholders and, if applicable, from terminating the Company's SEC Reporting Obligations might be higher or lower than the Company's estimates. Should the Offer not result in the Company having fewer than 300 holders of its Common Stock, the Company will continue to operate as a public-reporting company, subject to SEC Reporting Obligations and related expenses and may reconsider other alternatives for deregistration.

Summary of Cary Street Partners' Report

     Cary Street Partners was engaged by the Committee to provide the Committee with valuation of the Company that the Committee could take into consideration as it set a purchase price for the odd-lot tender offer. Cary Street Partners was not engaged to provide either a fairness opinion or report on the share price to be offered.

     In its analysis, Cary Street Partners has, among other things:

     * Reviewed certain business, financial and other information, including financial forecasts, regarding the Company that was furnished to it by members of the Company's management, and have discussed the business and its prospects with the Company's management.

     * Considered certain financial data related to the Company's business and compared that data with similar data for publicly and privately held companies in businesses similar to the Company.

     * Considered the financial terms of certain other business combinations and other transactions which have recently been effected, although it notes that the number of transactions and the related financial data for companies it considered to be comparable to the Company's businesses was limited.

     * Considered such other information, financial studies, analyses and investigations as well as financial and economic and market criteria that Cary Street Partners deemed relevant.

     * Considered the Company's management estimates of potential market and liquidation values of certain assets of the Company.

     In connection with its review, Cary Street Partners:

     * Relied upon the accuracy and completeness of the information provided to it by the Company's management, and it did not assume any responsibility for any independent verification of such information.

     * With respect to financial forecasts for the Company provided to it by the Company, assumed that the forecasts have been reasonably prepared and reflect the best current estimates and judgments of the Company's management as to the future financial performance of its business.

     * Has discussed the financial projections with the Company's management, but it assumed no responsibility for and expressed no view as to the financial projections or the assumptions upon which they are based.

     * Are neither real estate appraisers nor equipment appraisers. As such Cary Street Partners has relied solely upon valuation data provided to it by the Company's management. For land and property values, much of the information Cary Street Partners was supplied relates to recent sales or offers on properties the Company's management believes is similar to the relevant land or property. There can no assurance that this data accurately reflects current market conditions or valuations for the Company's land and property.

     In connection with its analysis, Cary Street Partners made many assumptions. The following lists some of the major assumptions it made:

     * The Company has the ability to continue as a going concern and has access to sufficient capital to fund the needs of the Company based upon the projections and plans set forth by the Company's management.

     * No impact of the current claim against the Company for work performed on the Woodrow Wilson Bridge has been factored into its analysis. In addition, there are no other costs incorporated in Cary Street Partners' analysis for other potential legal exposures, collectability of any accounts receivable or other similar items factored into its analysis.

     * The asset liquidation analysis contains many assumptions regarding the Company's ability to realize value for its assets while winding down Company operations in an orderly fashion. Cary Street Partners estimated costs associated with this activity, but actual costs may vary significantly from its estimates.

     * The valuation exercise explores what the Company might potentially be worth to shareholders if it chose to explore certain strategies. To the extent that these strategies are not desired or feasible, these values will not be achieved.

     * Cary Street Partners estimated an additional discount to factor in execution risk with pursuing the Hybrid/Greater Value strategy.

     Due to the unique aspects of the Company's businesses and asset base, Cary Street Partners analyzed the value of the Company in the following ways:

  Ongoing Business Value     Asset Liquidation Value    Hybrid/Greater Value
--------------------------   -----------------------    --------------------
Overview - Values the        Overview - Values the      Overview - Values the
Company as if it continues   Company as if the          Company by taking the
to operate all of its        Company were to wind       greater of Ongoing
businesses in a              down operations and        Business Value or
consolidated manner.         sell assets in an          Asset Liquidation
                             orderly process.           Value for each of its
                                                        operating businesses.
                                                        Assumes keeping some
                                                        businesses and
                                                        shutting others down.

Key Assumptions:             Key Assumptions:           Key Assumptions:
------------------------     ----------------------     --------------------
- Sufficient capital to      - Access to sufficient     Capital to have true
  fund business                capital to execute an    orderly liquidation
- Execute on financial plan    orderly liquidation      process
  provided by operating        process
  businesses

Key assumptions that are common across all three valuation methodologies include the following:

     * No impact of the claim against the Company for its work on the Woodrow Wilson Bridge is modeled into the analysis.

     * No impact of the costs of fully implementing the requirements of Sarbanes Oxley is factored into the analysis.

     * Utilization of net operating losses for tax purposes is not factored into the analysis.

Valuation Summary

                      Ongoing         Asset Liquidation    Hybrid/Greater
    Valuation      Business Value           Value               Value
----------------  ----------------    -----------------   -----------------
Consolidated
Enterprise Value  $7,872 - $13,947    $12,448 - $20,653   $20,070 - $31,115
Price Per Share    $0.00  -  $1.37      $0.97  -  $3.17     $2.20  -  $4.73

Factors Considered by the Board of Directors as to the Fairness of the Offer

     The Committee has analyzed the Offer and its anticipated effects on the Company's stockholders. In addition, the board of directors has analyzed the Offer and its anticipated effects on the Company's stockholders. All of the members of the Company's board of directors deemed the Offer to be substantively and procedurally fair to, and in the best interests of, the Company's affiliated and unaffiliated stockholders, whether or not such stockholders are eligible to participate in the Offer. In reaching this conclusion, the board of directors has considered, in the course of exploring strategic alternatives for the Company, in no particular order and without preference, the following factors:

     * Based upon the independent board members' analysis of the Cary Street Partners' report, the Committee concluded that the $2.75 per share offer price reflected a reasonable adjustment to the highest value in the Cary Street Partners' report, the value utilizing the Hybrid/Greater Value approach. The Hybrid/Greater Value approach assumed that $3.8 million of funds would be available in the next two years to finance the Company's move of two operating subsidiaries and upgrade technology for both operations. The Committee concluded that obtaining the necessary financing for implementing this strategy was unlikely. The Hybrid/Greater Value approach also assumed that a sale of some or all of the Company was feasible. Based on the Company's past experience with investment bankers, the Committee had to discount this approach as unlikely. Accordingly, the Committee discounted the valuation reached by Cary Street Partners and the operating forecasts on which it was based.

     * The Committee discounted the value attributed to the Company's real estate in the Hybrid/Greater Value approach because the report did not account for well-publicized weaknesses in the real estate market since the real estate was last appraised in 2006.

     * In addition to the Cary Street Partners' report, the Committee also considered that the Company's stock has traded at less than $2.44 per share for over eighteen months. The Committee agreed that the offering price should provide a reasonable premium over the recent and current stock market price, consistent with reasonable valuations in the Cary Street Partners' report.

     * The Committee also noted that the $2.75 per share price also approximates the average of the medium and high prices of the asset liquidation values presented in the Cary Street Partners' report and provides a premium of more than ___% over the current trading price of the Company's stock.

     * The Committee did not consider net book value, since it considered that the Company's real estate holdings had a much greater value than net book value. Using a net book value of the Company as of April 30, 2008, the net book value per share is $0.38.

     * The Committee discussed the fact that the Cary Street Partners' Report gave a going concern value in the range of $0 to $1.37 per share.

     * The Committee discussed the liquidation value in the Cary Street Partners' Report. The range of $0.97 to $3.17 per share was discounted by the Committee because of the recent weakness in the real estate market and the fact that a large portion of the value was attributed to the Company's real estate holdings.

     * The Committee discussed the fact that there were no recent offers by any firms for any type of merger, sale of assets or tender offers and that there was only one apparently serious potential buyer when the Company attempted to sell the Williams Bridge subsidiary in 2006, and that no firm offer resulted therefrom.

     Substantive Factors Favoring the Offer

     The Offer presents stockholders owning beneficially or of record 100 or fewer shares of our Common Stock with the opportunity to dispose of their holdings at a price greater than recent market prices. The Committee received a report from an outside financial analyst, Cary Street Partners, a wealth management and investment banking firm, regarding different valuations for the Company to aid in determining the per share purchase price to be paid in the Offer. Cary Street Partners provided to the Committee a price range for the Company's stock based on several approaches to valuation, including an ongoing business value, an asset liquidation value and a hybrid/greater value. Within these sets of values, the financial analyst estimated a low and high range from zero to $4.73 per share. Odd-lot tender holders may obtain a copy of Cary Street Partners' report by written request to the Secretary at the address provided herein. After detailed discussions with Cary Street Partners, both during Cary Street Partners' initial engagement and when the draft report was presented, and after further discussions of the Committee, the Committee concluded that a fair price, in the circumstances and for the limited purpose of the odd-lot tender discussed above, is $2.75 per share, a price equal to an average of the mid points of the asset liquidation value and the hybrid/greater value amounts. In addition to the report by Cary Street Partners, the Committee considered other factors. The Committee reviewed the historic stock prices for the Company's common stock as well as information regarding competitors and the Company's lack of success with selling itself or parts of itself previously. On May 7, 2008, the closing price for the Company's Common Stock was $1.58.

     The purpose of the Offer is to reduce the number of stockholders who hold a small number of shares and thereby relieve the Company of the administrative burden of having a significant number of holders of a small number of shares. If the Offer results in the Company having fewer than 300 stockholders of record, the Company will consider terminating its SEC Reporting Obligations and continuing operations in the future as a non- reporting company.

     It should, however, be noted that, as a result of the Offer, the major stockholders of the Company will slightly increase their ownership interest in the Company following the Offer. See "Procedural Factors Disfavoring the Offer and Interests of the Company's Directors and Executive Officers in the Offer."

     Procedural Factors Favoring the Offer

     The Offer is available to all Odd-Lot Holders. The Offer will be applied equally to all stockholders of the Company owning of record or beneficially 100 or fewer shares, whether affiliated or unaffiliated stockholders. No director or officer of the Company is eligible to participate in the Offer.

     The Offer provides the Company's Odd-Lot Holders with liquidity. The Offer provides the Company's stockholders owning beneficially or of record 100 or fewer shares of Common Stock with liquidity. The average daily trading volume for the Company's Common Stock over the last three months was approximately 600 shares per day, which renders the Common Stock illiquid by most standards. The Offer will provide stockholders who hold 100 or fewer shares the opportunity to liquidate their investment in the Company.

     It should be noted that the Company does not currently satisfy the listing standards for the New York Stock Exchange or NASDAQ. The Company's Common Stock trades on the over the counter markets under the symbol ("WMSI.PK"), and as discussed elsewhere is currently quoted on the "Pink Sheets," a centralized quotation service. The Company's limited operations are such that it does not believe it will be able to attract analyst coverage or significant investor interest, and it therefore does not believe that attempts to qualify for listing on a national securities exchange would be beneficial to stockholders.

     In addition, eligible stockholders who directly tender their shares to the Company will avoid brokerage commissions that would otherwise be incurred if the shares were sold in an open market transaction.

     The Offer is voluntary; eligible stockholders are not required to tender their shares. Current holders of 100 or fewer shares of the Company's Common Stock may elect not to tender and instead to remain stockholders of the Company. Also, as noted above, as a result of the Offer, the stockholders who own 101 or more shares and odd-lot holders who do not tender their shares will increase their percentage ownership interest in the Company as a result of the Offer. The Company's board of directors and a special committee of its independent members consider the structure of the Offer to be fair to all eligible stockholders because it allows the holders to control the decision of whether to remain a stockholder of the Company following the Offer or to receive the purchase price offered in connection with the Offer.

     There will not be a complete loss of a public market for the Company's Common Stock resulting from the Offer for unaffiliated stockholders who elect to remain stockholders of the Company, since the Company anticipates that its Common Stock will continue to be quoted on the "Pink Sheets."

     The unaffiliated stockholders who own 100 shares or fewer and elect not to tender their shares in the Offer will continue to own a small percentage of the Company in comparison to the dominant majority of ownership interest in the Company held by the affiliated stockholders and existing large stockholders after the Offer. However, because the affiliated stockholders and existing large stockholders currently own a very significant ownership interest in the Company, any increase in ownership percentage by the affiliated stockholders and existing large stockholders resulting from the Offer will not have a material impact on the ability of affiliated stockholders and existing large stockholders to control the Company or the inability of the unaffiliated stockholders to control the Company after the Offer. Finally, the unaffiliated stockholders owning 100 shares or fewer who elect to remain stockholders of the Company will have no guarantee of dividends in the future. Therefore, the Company believes that, because the adverse effect on the liquidity of the Company's Common Stock and minority position of unaffiliated stockholders will likely not be material, providing the opportunity for stockholders to remain stockholders after the Offer was a procedural factor favoring the Offer. Furthermore, since the lack of interest in the Company's Common Stock makes it more difficult for stockholders to sell their shares, providing a mechanism for stockholders who own 100 shares or fewer to completely liquidate their ownership interest was a procedural factor favoring an alternative such as the Offer.

     No Unusual Conditions to the Offer. The board of directors also considered the likelihood that the Offer would be implemented. In this regard, it took into consideration that there are no unusual requirements or conditions to the Offer, and the fact that the Company has the financial resources to implement the Offer expeditiously.

     Substantive Factors Disfavoring the Offer

     Neither the Company, the Committee, nor the Board of Directors received a fairness opinion or report on the share price to be offered. As described above, the Committee determined the purchase price in the Offer taking into consideration a report provided by an outside financial analyst from Cary Street Partners. However, this report is neither a fairness opinion nor report on the share price to be offered. The Committee formulated the price based on numerous factors, which included the report by Cary Street Partners. After detailed discussions with Cary Street Partners, the Committee concluded and recommended to the board of directors that a fair price, in the circumstances and for the limited purpose of the odd-lot tender, is $2.75 per share. This purchase price is equal to an average of the mid points of the financial analyst's asset liquidation value and the hybrid/greater value amounts. The foregoing notwithstanding, neither the Company nor its board of directors, including the Committee, received any opinions or reports from outside financial advisors regarding the fairness from a financial point of view, or otherwise, to our eligible stockholders because the Offer is voluntary for only a limited number of odd-lot shares. The board of directors relied on the analysis of the Committee in approving the Offer. Any stockholder that does not view the price to be adequate will not be required to participate.

     Cessation of Public Sale Opportunities. Following the Offer, the Company may apply for the termination of its SEC Reporting Obligations if it is eligible to do so. As a result, it is possible that the public market for shares of the Company's Common Stock could be substantially less active, particularly due to the possible lack of publicly-available information, which is described below in "Cessation of Publicly Available Information." The Company intends for its Common Stock to continue to be quoted on the Pink Sheets. Additionally, the Company does not have any present intention or plans to sell the Company or enter into any other transaction that would provide liquidity for the shares.

     The current public market is highly illiquid. Since, as a practical matter, for several years, there has existed very little liquidity for the Company's Common Stock, the Company believes that, if the Company has fewer than 300 stockholders of record and terminates it SEC Reporting Obligations, deregistering would have little effect on unaffiliated stockholders and would be outweighed by the benefits of terminating the Company's SEC Reporting Obligations.

     Cessation of Publicly Available Information. If the Company were to terminate its SEC Reporting Obligations, the Company would no longer file, among other things, annual or quarterly reports with the SEC. In addition, the Company, its executives and its directors would no longer be subject to Section 13, Section 14 and Section 16 of the Exchange Act. Information regarding the Company's business, results of operations and financial condition that is currently available to the general public and the Company's investors would not be available if the Company were to terminate the registration of the Company's securities and the Company's SEC Reporting Obligations. As a result of termination of the Company's SEC Reporting Obligations, the remaining stockholders after the Offer would not receive the benefit of the protections provided to stockholders of a company subject to SEC Reporting Obligations, including, but not limited to, certain corporate governance, reporting, and management certifications required under the Sarbanes-Oxley Act of 2002 and disclosure and liability applicable to reports and statements made pursuant to the requirements of the Exchange Act. If Company were to terminate its SEC Reporting Obligations, it would continue to report to its stockholders in accordance with Virginia law. The Company would continue to hold annual meetings of stockholders as required under Virginia law and in conjunction with such meetings distribute proxy materials and an annual report that are similar to, but likely not as extensive as, those that would be required if the Company remained subject to the SEC Reporting Obligations. Under Virginia law, the Company is not required to mail or otherwise distribute quarterly or annual reports to stockholders. However, the Company presently intends that, should its SEC Reporting Obligations cease, it would report its quarterly and annual financial results through its web site. The board of directors does not believe that this factor makes a transaction involving a termination of the Company's SEC Reporting Obligations unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of the registration of the Company's securities and the Company's periodic filings would be offset by the anticipated cost-saving benefits to the Company of no longer being required to publicly file such reports.

     Inability to participate in any future increase in the value of the Company's Common Stock. Eligible stockholders who tender their shares in the Offer will have no further interest in the Company, and thus will not have the opportunity to participate in the potential upside of any increase in the value of such shares. The board of directors does not consider this factor unfavorable to unaffiliated eligible stockholders because those unaffiliated eligible stockholders who desire to continue to hold shares of the Company's Common Stock after the Offer can do so by electing not to tender.

     Procedural Factors Disfavoring the Offer and Interests of the Company's Directors and Executive Officers in the Offer

     Among the factors weighing against the procedural fairness of the Offer is the fact that approval of the majority of unaffiliated stockholders will not be required, that the applicable laws do not provide for appraisal rights to stockholders of the Company, and that the Committee did not engage an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Offer, although the independent committee did receive a report from Cary Street Partners regarding different valuations for the Company.

     However, even though it was not required, the board of directors and the Committee unanimously approved the Offer. As described above, the Committee determined the purchase price in the Offer taking into consideration a report provided by outside financial analysts from Cary Street Partners. After detailed discussions with Cary Street Partners, the Committee concluded and recommended to the board of directors that a fair price, in the circumstances and for the limited purpose of the odd-lot tender discussed above, is $2.75 per share. Although there is no party to negotiate on behalf of the unaffiliated eligible stockholders, the board of directors is tasked with determining a fair price to offer all eligible stockholders and, considering that the maximum number of shares eligible for tender in the Offer is equal to less than 2.73% of the outstanding Common Stock, the board of directors, which includes individuals with years of investment experience and experience assessing strategic alternatives for the Company, did not deem the expense of motivating an unaffiliated eligible stockholder to negotiate the price or represent solely the interest of the unaffiliated eligible stockholders to be practical. Finally, the Company believes that the board of directors' long- standing familiarity with the Company, the Company's unique history and financial condition, and the Company's prospects make the time and expense of negotiating with an independent representative unnecessary.

     Furthermore, the applicable laws of the Commonwealth of Virginia, the jurisdiction under which the Company is incorporated, do not provide for appraisal rights for the fair value of the shares of Common Stock of the Company for stockholders who do tender their shares in the Offer.

     Despite the fact that the Offer has not been structured to require an approval of a majority of unaffiliated stockholders for the reasons discussed above or provide for appraisal rights, the board of directors believes that, because (1) the consideration to be paid for each share of Common Stock of the Company will be the same in the Offer irrespective of whether such shares are held by affiliated or unaffiliated eligible stockholders and (2) affiliated stockholders are not eligible to participate in the Offer, such factors favor the procedural fairness to unaffiliated stockholders and sufficiently protect the rights of the unaffiliated stockholders of the Company in the Offer.

     The Offer was approved unanimously by a the Committee and by our board of directors, including all of the board of directors who are not Company employees, on April 30, 2008. In addition, the Committee and the board of directors obtained an unaffiliated representative to prepare a report relating to the value of the Company, but not to the fairness of the consideration, to be offered pursuant to the Offer. The board of directors has determined that the engagement of an unaffiliated stockholder representative on behalf of unaffiliated stockholders to not be necessary, practical or advisable and to constitute an unnecessary expense in light of the very small size of the strategic transactions contemplated by the Company, including the Offer. Furthermore, the Offer is voluntary and the purchase price offered represents a premium over the current market price on the record date and will be less costly to tendering record stockholders than ordinary open market sales because of the absence of brokerage commissions.

     Also, stockholders, including those ineligible to participate in the Offer, have been notified of the Offer and the implications of the transaction on them by receipt of a copy of this Offer to Purchase and have the opportunity to sell their shares before or after completion of the Offer.

     The Company's directors and officers are not eligible to participate in the Offer because each either holds more than 100 or no shares of the Common Stock. As a result of the Offer, the stockholders who own more than 100 shares of Common Stock as of the date of this Offer to Purchase, such as certain of the Company's executive officers and directors, will slightly increase their percentage ownership interest in the Company. However, because such increases will be minimal and because ownership of the majority of the Company's shares is highly concentrated, any increase in ownership percentage by the affiliated stockholders resulting from the Offer will not have a material impact on the ability of affiliated stockholders to control the Company or the inability of the unaffiliated stockholders to control the Company. Therefore, the board of directors has determined the equal treatment of holders (in this case the fact that the per share consideration to be paid in the Offer will be the same for every eligible stockholder) to be a more material factor than any slight increase in the ownership of the Company by the affiliated stockholders and the already concentrated ownership of the Company by its large stockholders.

Fairness of the Offer

     The board of directors of the Company and a special committee of its independent members have unanimously approved the Offer and declared it advisable, in the best interests of, and substantively and procedurally fair to, the Company's unaffiliated stockholders, whether or not they are eligible to participate. The board of directors relied on the analysis of the Committee in approving the Offer

     Neither we nor any member of our board of directors, the Secretary or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. Neither we nor any member of our board of directors, the Secretary or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

                                    THE OFFER

1. General.

     Upon the terms and subject to the conditions of the Offer, we are offering to purchase all shares of our Common Stock held by stockholders who own of record or beneficially 100 or fewer shares of our Common Stock as of the close of business on May 7, 2008, the Record Date. Properly tendered shares by these odd-lot stockholders will be purchased at a price of $2.75 per share net to the seller in cash, less any applicable withholding taxes and without interest. The purchase price for the Offer was determined by a special committee of the independent members of the board of directors and approved by the entire board of directors. Payment for properly tendered shares will be made promptly upon the expiration of the Offer.

     You may participate in the Offer and tender your shares only if you are

     * the owner of record of 100 or fewer shares of the Company's Common Stock on the Record Date; or

     * the beneficial owner of 100 or fewer shares of the Company's Common Stock held in "street name" on the Record Date; these shares will often be held in a brokerage account maintained by you.

     Participation in the Offer is voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder. If you are a holder of 100 or fewer shares of our Common Stock and you elect to accept this Offer, however, you must tender all of your shares of Common Stock. Only shares properly tendered will be purchased.

     The Offer is not conditioned on any minimum number of shares being tendered. We will not accept any alternative, conditional or contingent tenders. Any tender of shares by any eligible stockholder must be for all shares of the Company's Common Stock owned by such stockholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights.

     The term "expiration date" means 5:00 P.M., New York City time, on [_______________________], unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

     The Company seeks to reduce the administrative burden associated with having a significant number of holders of a small number of shares. The Offer also may result in the Company having fewer than 300 holders of record of its Common Stock, which would enable the Company to terminate its SEC Reporting Obligations and continue future operations as a non-reporting company, thereby relieving the Company of the costs and administrative burdens associated with operating as a company subject to SEC Reporting Obligations.

See "Special Factors."

     Our board of directors, including a special committee of the independent members of the board of directors, has approved the Offer. However, neither we nor any member of our board of directors, the Secretary or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares.

     Shares we acquire pursuant to the Offer will become unissued shares.

     Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

     * any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     * any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     * any material change in our present board of directors or management or any plans or proposals to change the number or the terms of directors (although we may fill the existing vacancy and any other vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

     * any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;

     * the termination or suspension of our obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;

     *    the acquisition or disposition by any person of our securities; or

     * any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

3. Procedures for Tendering Shares.

     Proper Tender of Shares. For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on [_____________________] by the Depositary at the address set forth on the back cover of this Offer to Purchase.

     Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

     Method of Delivery. Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

     * one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

     * a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal); and

     *    any other documents required by the Letter of Transmittal.

     The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     All deliveries in connection with the Offer, including an Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Secretary or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE SECRETARY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book- Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, Book-Entry Transfer Facility participants must deliver a properly completed and duly executed Letter of Transmittal and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date. Book-Entry Transfer Facility participants may deliver an "Agent's Message" as a substitute for a Letter of Transmittal. An "Agent's Message" is a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Depositary, the Secretary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of our Common Stock in accordance with the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

     Each stockholder that validly tenders shares pursuant to the Offer shall be deemed to have represented, warranted and agreed that:

     * Such stockholder has full power and authority to tender, sell, assign and transfer the shares and, when the same are accepted for payment, the Company will acquire good title thereto, free and clear of all liens, security interests, restrictions, charges, claims, encumbrances, conditional sales agreements or other similar obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right;

     * Such stockholder will, upon request by the Depositary or us, execute any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares (and any and all such other shares or other securities or rights), all in accordance with the terms of the Offer; and

     * All authority conferred or agreed to be conferred pursuant to the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of such stockholder and shall not be affected by, and shall survive, the death or incapacity of the stockholder.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may participate in the Offer. If an Letter of Transmittal is received without share certificate(s) representing the shares being tendered, the certificate(s) will be considered lost, and the tendering stockholder's signature on the Letter of Transmittal will acknowledge agreement with the terms of the Offer and the Statement for Lost Stock Certificate(s) included in the Letter of Transmittal. An insurance bonding and filing fee of three percent (3%) of the value of the lost stock certificate(s) to secure against the risk that the certificates may be subsequently recirculated will be deducted from the payment for the tendered shares. Questions regarding lost stock certificates may be directed to the Secretary at (703) 335-7800.

     Backup Withholding.

     Under the U.S. federal income tax laws, payments to a tendering stockholder may be subject to "backup withholding" at the applicable statutory rate (currently 28%), unless a tendering stockholder:

       * provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

       * is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

     A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). To prevent backup withholding on cash payable under the Offer, each stockholder who has not previously provided the Depositary with his or her correct taxpayer identification number and certified that he or she is not subject to backup withholding should do so by completing an IRS Form W-9, a copy of which may be obtained from the Depositary, and submitting such form to the Depositary. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, to avoid backup withholding. See Section 13 and Instruction 10 to the Letter of Transmittal.

     Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS. See Section 13 on page 28.

4. No Withdrawal Rights.

     Tenders of shares pursuant to the Offer are irrevocable. If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn.

5. Purchase of Shares and Payment of Purchase Price.

     On the terms and subject to the conditions of the Offer, promptly following the expiration date, we will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the expiration date. We expect the proceeds checks to be mailed approximately ten business days after the expiration date of the Offer.

     For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer. All tendering eligible stockholders, by executing the Letter of Transmittal, waive any right to receive notice of the acceptance for payment of their shares.

     On the terms and subject to the conditions of the Offer, promptly after the expiration date, we will accept for purchase and pay the per share purchase price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, but only after timely receipt by the Depositary of:

     * certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility;

     *    a properly completed and duly executed Letter of Transmittal; and

     *    any other documents required by the Letter of Transmittal.

     We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. Certificates for all shares tendered and not purchased will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

     Under no circumstances will interest be paid on the Purchase Price for the shares, regardless of any delay in making payment.

6. Conditional Tender of Shares.

     We will not accept any alternative, conditional or contingent tenders.

7. Conditions of the Offer.

     The Offer is not conditioned on any minimum number of shares being tendered; the Offer is, however, contingent as to each eligible stockholder, such stockholder's proper tender of all of the shares of Common Stock held either beneficially or of record by such stockholder. Any tender of shares by any eligible stockholder must be for all shares of the Company's Common Stock owned by such stockholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to applicable law.

8. Price Range of Shares; Dividends.

     The Company's Common Stock trades on the over the counter markets under the symbol ("WMSI.PK"), and is currently quoted on the "Pink Sheets," a centralized quotation service. The following table sets forth the high and low sales prices for the periods indicated, as obtained from market makers in the Company's stock.

5/01/06   8/01/06    11/01/06   2/01/07   5/01/07   8/01/07   11/01/07   2/01/08
7/31/06   10/31/06    1/31/07   4/30/07   7/31/07   10/31/07   1/31/08   4/30/08
-------   --------   --------   -------   -------   -------   --------   -------
 $2.55     $2.49       $2.40     $2.38     $2.23     $2.40      $2.30     $2.29
 $1.98     $2.13       $2.05     $2.01     $2.12     $2.05      $2.07     $1.60

The prices shown reflect published prices, without retail mark-up, markdown, or commissions and may not necessarily reflect actual transactions.

     There were approximately 398 common stockholders of record as of May 7, 2008.

     The Company paid no cash dividends during the fiscal years ended July 31, 2007 or 2006. Further, there are covenants in the Company's current credit agreements that prohibit cash dividends without the lenders' permission. Subject to lenders' approval, any future determination to pay cash dividends will be made at the discretion of the board of directors of the Company, which determines the Company's dividend policy based on its results of operations, capital requirements and other factors that the board of directors deems relevant.

     On [____________________], the last full trading day before the announcement and commencement of the Offer, the closing price of our Common Stock was [$___________] per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9. Source and Amount of Funds.

     We estimate that, as of May 7, 2008, the record date for the Offer, approximately 427 eligible stockholders may participate in the Offer. These eligible stockholders own or have the right to acquire an estimated 25,825 issued and outstanding shares of our Common Stock. Assuming all of these eligible stockholders elect to participate in the Offer, and the shares are properly tendered at the offer price of $2.75 per share, approximately $71,018.75 will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately 233,265.75. We will borrow an amount up to $233,265.75, the maximum aggregate purchase price for the tendered shares and fees and expenses, from Frank E. Williams, Jr. at an interest rate of prime plus one percent to purchase the tendered shares. The amount we borrow from Frank E. Williams, Jr. to purchase the tendered shares as well as fees and other expenses related to the transaction are not expected to have any material adverse effect on the Company's capitalization, liquidity, results of operations or cash flows.

     The Company's cash and restricted cash, as of January 31, 2008 and July 31, 2007, were approximately $130,000 and $694,000, respectively.

10. Certain Information Concerning Us.

     We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us, among other matters, are required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-3, we have also filed with the SEC a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), which includes additional information relating to the Offer.

     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company's Schedule 13E-3 and documents of the Company incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We hereby incorporate by reference each of the following documents:

SEC FILINGS                        PERIOD OR DATE FILED
--------------------------------   -----------------------------------
Annual Report on Form 10-K         Year ended July 31, 2007

Quarterly                          Reports on Form 10-Q Quarters ended
                                   October 31, 2007, April 30, 2008 and
                                   January 31, 2008

Current                            Reports on Form 8-K Filed on March
                                   13, 2008, January 7, 2008 and
                                   September 6, 2007.

Proxy Statement                    Filed on October 23, 2007

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 8624 J.D. Reading Drive, Manassas, Virginia 20109 and our phone number is (703) 335-7800. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Summary Financial Information

                                                           April 30,   July 31,
                                                             2008        2007
                                                           ---------   --------
                                     ASSETS

CURRENT ASSETS
Cash and restricted cash                                   $    720    $    694
Accounts receivable, net                                     14,535      13,988
Inventory                                                     3,091       2,105
Costs and estimated earnings in excess of
   billings on uncompleted contracts                          2,226       2,602
Prepaid and other assets                                        887         787
                                                           --------    --------
      Total current assets                                   21,459      20,176
                                                           --------    --------
PROPERTY AND EQUIPMENT, AT COST                              21,448      22,010
   Accumulated depreciation                                 (14,711)    (14,485)
                                                           --------    --------
      Property and equipment, net                             6,737       7,525
                                                           --------    --------
OTHER ASSETS                                                    187          99
                                                           --------    --------
TOTAL ASSETS                                               $ 28,383    $ 27,800
                                                           ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current portion of notes payable
   Unaffiliated third parties                              $  6,902    $  5,907
   Related parties                                            3,903       3,323
Accounts payable                                              7,168       6,831
Billings in excess of costs and estimated
   earnings on uncompleted contracts                          1,842       1,308
Financing obligations resulting from
   sale-leaseback transactions                                  264         314
Other liabilities                                             2,945       2,894
                                                           --------    --------
      Total current liabilities                              23,024      20,577
LONG-TERM LIABILITIES
Notes payable, less current portion
   Unaffiliated third parties                                   164         403
Financing obligations resulting from
   sale-leaseback transactions                                3,806       3,957
                                                           --------    --------
      Total Liabilities                                      26,994      24,937
                                                           --------    --------
MINORITY INTEREST                                                40         168
                                                           --------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock -3,669,442 and 3,666,850
   shares issued and outstanding                                367         366
Additional paid-in capital                                   16,643      16,638
Accumulated deficit                                         (15,661)    (14,309)
      Total stockholders' equity                              1,349       2,695
                                                           --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 28,383    $ 27,800
                                                           ========    ========

(Unaudited - in thousands except share data)

                                      Three Months Ended         Nine Months Ended
                                           April 30,                 April 30,
                                    -----------------------   -----------------------
                                       2007         2008         2007         2008
                                    ----------   ----------   ----------   ----------
REVENUE
   Manufacturing                    $    6,628   $    6,953   $   19,180   $   19,805
   Construction                          2,845        4,457        9,516       10,923
   Other                                    18           64           43          245
                                    ----------   ----------   ----------   ----------
      Total revenue                      9,491       11,474       28,739       30,973
                                    ----------   ----------   ----------   ----------
DIRECT COSTS
   Manufacturing                         4,442        4,889       12,570       14,389
   Construction                          1,815        3,552        6,788        8,057
                                    ----------   ----------   ----------   ----------
      Total direct costs                 6,257        8,441       19,358       22,446
                                    ----------   ----------   ----------   ----------
GROSS PROFIT                             3,234        3,033        9,381        8,527
                                    ----------   ----------   ----------   ----------
GAIN ON LAND SALE                           --           --           --        1,136
                                    ----------   ----------   ----------   ----------
EXPENSES
   Overhead                              1,235        1,142        3,668        3,502
   General and administrative            1,860        1,872        5,129        5,440
   Depreciation                            330          366        1,038        1,136
   Interest                                262          305          871          738
                                    ----------   ----------   ----------   ----------
      Total expenses                     3,687        3,685       10,706       10,816
                                    ----------   ----------   ----------   ----------
LOSS BEFORE INCOME TAXES
  AND MINORITY INTEREST                   (453)        (652)      (1,325)      (1,153)
INCOME TAX PROVISION                        --           --           --           --
                                    ----------   ----------   ----------   ----------
LOSS BEFORE MINORITY INTEREST             (453)        (652)      (1,325)      (1,153)
Minority interest                          (12)          (8)         (27)         (18)
                                    ----------   ----------   ----------   ----------
NET LOSS                            $     (465)  $     (660)  $   (1,352)  $   (1,171)
                                    ==========   ==========   ==========   ==========
NET LOSS PER COMMON SHARE:
LOSS PER COMMON SHARE-BASIC         $    (0.13)  $    (0.18)  $    (0.37)  $    (0.32)
                                    ==========   ==========   ==========   ==========
LOSS PER COMMON SHARE-DILUTED       $    (0.13)  $    (0.18)  $    (0.37)  $    (0.32)
                                    ==========   ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING: BASIC AND DILUTED    3,666,879    3,662,783    3,666,859    3,659,810
                                    ----------   ----------   ----------   ----------

Fixed Charges to Earnings Ratio

                             Nine
                            Months    Year      Year      Year      Year      Year
                            Ended     Ended     Ended     Ended     Ended     Ended
                          April 30,  July 31,  July 31,  July 31,  July 31,  July 31,
In thousand dollars          2008      2007      2006      2005      2004      2003
                          ---------  --------  --------  --------  --------  --------
Income (Loss) Before
   minority interests      (1,325)   (2,300)      128   (12,180)     (757)     (921)
Fixed Charges               1,221     1,561     1,821     1,884     2,427     2,901
Total adjusted Earnings      (104)     (739)    1,949   (10,296)    1,670     1,980
                          ========  ========  ========  ========  ========  ========
Ratio of Earnings
   to Fixed charges       (0.0852)  (0.4734)   1.0703   (5.4650)   0.6881    0.6825
                          ========  ========  ========  ========  ========  ========

Book Value:

     The book value per share as of April 30, 2008 is $0.38.

     Before making a decision to tender your shares, you should read the financial information incorporated by reference into this Offer to Purchase in their entirety. For information on how to obtain the financial information incorporated by reference, see "Incorporation by Reference" on page 24.

     Certain Transactions

     Before making a decision to tender your shares, you should read the section entitled "Certain Transactions" in the Company's Proxy Statement filed October 23, 2007, which is incorporated by reference into this Offer to Purchase in its entirety. For information on how to obtain the information incorporated by reference, see "Incorporation by Reference" on page 24.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

     Beneficial Ownership. A person is deemed to be a beneficial owner of the Company's Common Stock if that person has voting and/or investment power with respect to such Common Stock or has the right to acquire such Common Stock within 60 days. The following table sets forth information regarding each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock of the Company.

                                                  Number of Shares
Name and Address of Beneficial Owners of             of Common        Percent of
More Than 5% of the Common Stock of the Company        Stock         Common Stock
-----------------------------------------------   ----------------   ------------
Frank E. Williams, Jr.                              1,916,789 (a)       51.9%
   2789-B Hartland Road
   Falls Church, Virginia 22043

Frank E. Williams, III                              1,272,409 (b)       34.5%
   Williams Industries, Incorporated
   8624 J.D. Reading Drive
   Manassas, Virginia 20109

----------
(a) Includes 176,879 shares owned by his wife, as to which Mr. Williams, Jr. disclaims beneficial ownership; 826,456 owned or controlled by the Williams Family Limited Partnership of which Mr. Williams, Jr. is the control person and beneficial owner; 338,300 shares by Williams Enterprises of Georgia, Inc., of which Mr. Williams Jr. is the control person as Chairman of the Board and a beneficial owner (as are Mr. Frank E. Williams, III, and H. Arthur Williams); 13,000 shares as trustee for minor grandchildren (as to which Mr. Williams, Jr. disclaims beneficial ownership); and 50,100 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue Code of 1986 (as to which Mr. Williams, Jr. disclaims beneficial ownership). The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams, Jr. is a trustee of the Foundation and votes the stock. The Williams Family Limited Partnership has pledged 150,000 shares to a financial institution to secure indebtedness of the Williams Family Limited Partnership and Williams Enterprises of Georgia, Inc. has pledged 338,300 shares to a financial institution to secure indebtedness of the Williams Enterprises of Georgia, Inc. These pledges grant dispositive power to the lenders, who may dispose of the shares without further consent of the owner in the event of default on the underlying indebtedness. Includes options granted to directors.

(b) Includes 826,456 shares owned or controlled by the Williams Family Limited Partnership, duplicative of the shares listed for Mr. Williams, Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 338,300 shares owned by Williams Enterprises of Georgia, Inc., duplicative of shares listed for Mr. Williams, Jr., but listed here because Mr. Williams, III, has a beneficial interest; 344 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest; and 3,000 shares held in trust for his minor child. Mr. Williams, III, is also trustee of the Williams Family Foundation, which holds 50,100 shares that are not included in Mr. Williams III's total but are included in the shares controlled by Mr. Williams, Jr. Includes options granted to directors. The Williams Family Limited Partnership has pledged 150,000 shares to a financial institution to secure indebtedness of the Williams Family Limited Partnership and Williams Enterprises of Georgia, Inc. has pledged 338,300 shares to a financial institution to secure indebtedness of the Williams Enterprises of Georgia, Inc. These pledges grant dispositive power to the lenders, who may dispose of the shares without further consent of the owner in the event of default on the underlying indebtedness. Includes options granted to directors.

     The following table sets forth information as of May 7, 2008 regarding the beneficial ownership of shares of Common Stock by the current directors and executive officers, and by all current directors and executive officers as a group. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned by them, unless otherwise noted in the footnotes following the table. Unless otherwise indicated, the address of each of the persons identified in the table below is: c/o Williams Industries, Incorporated, 8624 J.D. Reading Drive, Manassas, Virginia 20109.

                                                          Percent of Common
Certain Beneficial Owners of Shares    Number of Shares         Stock
of Common Stock of the Company         of Common Stock     (*Less than 1%)
-----------------------------------   -----------------   -----------------
Frank E. Williams, Jr.
2789-B Hartland Road
Falls Church, Virginia 22043              1,916,789 (a)         51.9%
Frank E. Williams, III                    1,272,409 (b)         34.5%
Stephen N. Ashman                            32,295 (c)             *
William J. Sim                               23,795 (d)             *
John A. Yerrick                               8,149 (e)             *
All Directors and Current Executive
   Officers as a Group (10 Persons)       2,120,842 (f)         57.4%

----------
(a) Includes 176,879 shares owned by his wife, as to which Mr. Williams, Jr. disclaims beneficial ownership; 826,456 owned or controlled by the Williams Family Limited Partnership of which Mr. Williams, Jr. is the control person and beneficial owner; 338,300 shares by Williams Enterprises of Georgia, Inc., of which Mr. Williams Jr. is the control person as Chairman of the Board and a beneficial owner (as are Mr. Frank E. Williams, III, and H. Arthur Williams); 11,500 shares as trustee for minor grandchildren (as to which Mr. Williams, Jr. disclaims beneficial ownership); and 50,100 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue Code of 1986 (as to which Mr. Williams, Jr. disclaims beneficial ownership). The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams, Jr. is a trustee of the Foundation and votes the stock. The Williams Family Limited Partnership has pledged 150,000 shares to a financial institution to secure indebtedness of the Williams Family Limited Partnership and Williams Enterprises of Georgia, Inc. has pledged 338,300 shares to a financial institution to secure indebtedness of the Williams Enterprises of Georgia, Inc. These pledges grant dispositive power to the lenders, who may dispose of the shares without further consent of the owner in the event of default on the underlying indebtedness. Includes options granted to directors.

(b) Includes 826,456 shares owned or controlled by the Williams Family Limited Partnership, duplicative of the shares listed for Mr. Williams, Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 338,300 shares owned by Williams Enterprises of Georgia, Inc., duplicative of shares listed for Mr. Williams, Jr., but listed here because Mr. Williams, III, has a beneficial interest; 344 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest; and 3,000 shares held in trust for his minor child. Mr. Williams, III, is also trustee of the Williams Family Foundation, which holds 50,100 shares that are not included in Mr. Williams III's total but are included in the shares controlled by Mr. Williams, Jr. Includes options granted to directors. The Williams Family Limited Partnership has pledged 150,000 shares to a financial institution to secure indebtedness of the Williams Family Limited Partnership and Williams Enterprises of Georgia, Inc. has pledged 338,300 shares to a financial institution to secure indebtedness of the Williams Enterprises of Georgia, Inc. These pledges grant dispositive power to the lenders, who may dispose of the shares without further consent of the owner in the event of default on the underlying indebtedness. Includes options granted to directors.

(c)  Includes options granted to directors.

(d)  Includes options granted to directors.

(e)  Includes options granted to directors.

(f)  Includes options granted to directors.

      Biographical Information About our Directors and Executive Officers.

     Mr. Frank E. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Corporation in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer and/or director of several subsidiaries.

     Mr. Frank E. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, Inc. He is a founder and Chairman of Bosworth Steel Erectors, Inc., formerly known as the Williams and Beasley Company; the Chairman of the Board of Williams Enterprises of Georgia, Inc.; and the principal owner of Structural Concrete Products and Industrial Alloy Fabricators, LLC; all organizations that are not otherwise affiliated with Williams Industries, Inc. Mr. Williams, Jr. is also the Chairman of the Board of Kaiser Group Holdings, a member of the board of Capital Bank, and a member of the Regulatory Fairness Board of the U.S. Small Business Administration (SBA).

     Mr. Stephen N. Ashman is a principal with SAS advisors, an area consulting firm, and Chairman of the Board of Capital Bank, N.A., Rockville, Maryland. Mr. Ashman serves on the advisory boards of: Prudent Capital, a mezzanine fund; NextGen Capital, a venture capital fund; and Ategra Community Financial Institutions, a hedge fund. He is active in a number of charitable and arts organizations in the Washington, DC metropolitan area.

     Mr. William J. Sim is founder, President and CEO of Midlothian Associates, a specialty consulting firm in the utility and construction field. Prior to founding Midlothian Mr. Sim was Senior Vice President of Pepco Holdings, Inc.
(PHI), and also President and Chief Executive Officer of Potomac Electric Power Company (Pepco) and Atlantic City Electric (ACE). PHI is a regional energy holding company that provides utility service to nearly two million customers and is the parent company of Pepco, an electric utility serving Washington, D.C. and suburban Maryland; Delmarva Power, an electric and gas utility serving Delaware and the rest of the Delmarva peninsula; and ACE, an electric utility serving southern New Jersey. In his PHI position, Mr. Sim was responsible for utility operations across all PHI utilities. Mr. Sim is also active in a number of business and civic organizations, as well as being a registered professional engineer.

     Mr. John A. Yerrick is a self-employed financial consultant, a position he has held since June 2002. Prior to that time, he was a senior audit partner in the international accounting firm of Deloitte & Touche. During his 39 years with the firm, Mr. Yerrick held a variety of positions including Partner-in-Charge of Audit for the Washington, D.C. practice, Managing Partner for the Baltimore practice and for several years prior to his retirement, was Deputy Professional Practice Director for the Washington, D.C./Baltimore practice. He is presently serving on the board of a privately held company, and serves on the finance committee of Vital Voices Global Partnership, Inc., a nonprofit organization supporting the economic and political advancement of women in developing countries.

     Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals.

     The Company is not aware of any material governmental or regulatory approval required for completion of the Offer, other than compliance with the applicable federal and state securities laws and the corporate laws of the Commonwealth of Virginia. The Company is not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required to consummate the acquisition of shares in the Offer, other than approvals, filings or notices required under federal and state securities laws.

13. Certain U.S. Federal Income Tax Consequences.

     Treasury Department Circular 230 Notice: To ensure compliance with Circular 230, stockholders are hereby notified that: any discussion of federal tax issues contained or referenced to in the Offer is not intended or written to be used, and cannot be used, by stockholders for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code of 1986, as amended to the date of the Offer (The "Code"); such discussion is written in connection with the Offer; stockholders should seek advice based on their particular circumstances from an independent tax advisor.

     The following is a summary of certain U.S. federal income tax consequences of the Offer to stockholders whose shares of our Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability from the exchange. This summary is based upon the Code, existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of our Common Stock held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of our Common Stock as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, or persons that have a functional currency other than the U.S. dollar). This summary may not be applicable with respect to shares of our Common Stock acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan or under our employee stock purchase plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under U.S. federal estate or gift tax laws.

     In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

     For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is:

       * a citizen or resident of the United States;

       * a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or the District of Columbia;

       * an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

       * a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Holders for U.S. federal income tax purposes.

     A "Non-U.S. Holder" is a beneficial owner of shares of our Common Stock other than a U.S. Holder or a partnership for U.S. federal income tax purposes.

     Consequences of the Offer to U.S. Holders.

     Characterization of the Purchase-Distribution vs. Sale Treatment.    Our
purchase of shares of our Common Stock from a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold the U.S. Holder's shares of our Common Stock or as having received a distribution in respect of such U.S. Holder's shares of our Common Stock.

     The purchase of shares of our Common Stock pursuant to the Offer will be treated as a sale for any U.S. Holder if, following such purchase, such holder does not own any shares of our stock, either directly or as a result of the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. Holder is treated as owning not only shares of our Common Stock actually owned by such holder but also shares of our Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own shares of our Common Stock owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain shares of our Common Stock which the U.S. Holder has an option to acquire.

     A U.S. Holder that continues to own shares of our stock following the purchase, either directly or as a result of the constructive ownership rules (described above), will be subject to sale treatment if such holder meets any of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if such U.S. Holder does not satisfy at least one of the Section 302 tests. We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.

     A U.S. Holder that is treated as having sold the shares of our Common Stock purchased by us pursuant to the Offer generally will recognize capital gain or capital loss (subject to certain limits on deductibility of losses, including the wash sale rules under the Code) in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder's tax basis in such shares of our Common Stock. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of our Common Stock for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual U.S. Holders is 15%. Certain limitations apply to the deductibility of capital losses by U.S. Holders. A U.S. Holder must calculate gain or loss separately for each block of shares of our Common Stock (generally, shares of our Common Stock acquired at the same cost in a single transaction) that we purchase from a U.S. Holder under the Offer.

     If a U.S. Holder is not subject to sale treatment, the full amount received by the U.S. Holder with respect to our purchase of shares of our Common Stock under the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's shares of our Common Stock. This distribution will be treated as a dividend to the U.S. Holder to the extent of the U.S. Holder's share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder's gross income without reduction for the tax basis of the shares of our Common Stock exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual U.S. Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. As of the date of this Offer to Purchase, we believe that the total amount of our current and accumulated earnings and profits will be greater than the aggregate amount that we will pay in fees, expenses and borrow from Frank E. Williams, Jr. to purchase the tendered shares of our Common Stock. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. Holder's tax basis in its shares of our Common Stock and any remainder will be treated as capital gain from the sale of shares of our Common Stock. To the extent that a purchase of a U.S. Holder's shares of our Common Stock by us in the Offer is treated as the receipt of a dividend, the U.S. Holder's remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of our Common Stock will be added to any shares of our Common Stock retained by the holder, subject to certain adjustments in the case of a corporate stockholder.

     To the extent that a corporate U.S. Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate U.S. Holder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate U.S. Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of a dividend treatment of the purchase of shares of our Common Stock pursuant to this Offer in their particular circumstances.

     Section 302 Tests-Determination of Sale or Distribution Treatment. Our purchase of shares of our Common Stock pursuant to the Offer will be treated as a sale of the shares of our Common Stock by a U.S. Holder if any of the following Section 302 tests is satisfied:

     * as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

     * as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

     * the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

     As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of shares of our Common Stock pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code (as discussed above) generally apply.

     * Complete Redemption. The purchase of shares of our Common Stock pursuant to the Offer will result in a "complete redemption" of a U.S. Holder's equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, none of our shares of our Common Stock. Because the Offer requires a U.S. Holder to tender all of our Common Stock owned by such stockholder, the purchase should result in a complete redemption unless such holder continues to own an interest in the Company as a result of the constructive ownership rules. In applying the "complete redemption" test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. U.S. Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

     * Substantially Disproportionate. In general, our purchase of a U.S. Holder's shares of our Common Stock pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding shares of our Common Stock that the U.S. Holder actually and constructively owns (including shares of our Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of our Common Stock actually and constructively owned by the U.S. Holder immediately before the purchase.

     * Not Essentially Equivalent to a Dividend. Our purchase of a U.S. Holder's shares of our Common Stock pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of our Common Stock purchased pursuant to the Offer, it is possible that a tendering stockholder's percentage interest in us (including any interest attributable to shares of our Common Stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our Common Stock held by such stockholder decreases.

     If a U.S. Holder sells shares of our Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of our Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of our Common Stock pursuant to the Offer, and the various sales effected by the U.S. Holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. Holder's exchange of shares of our Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of our Common Stock sold to us.

     Information Reporting and Backup Withholding. Payments made to holders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding. Stockholders who have not previously done so, may do so by completing an IRS Form W-9, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

     Consequences of the Offer to Non-U.S. Holders of Shares. The U.S. federal income tax treatment of our purchase of shares of our Common Stock from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-U.S. Holder's particular circumstances, as having sold the tendered shares of our Common Stock or as having received a distribution in respect of such Non-U.S. Holder's shares of our Common Stock. The appropriate treatment of the purchase of shares of our Common Stock will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of shares of our Common Stock pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders-Section 302 Tests-Determination of Sale or Distribution Treatment.").

     A Non-U.S. Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of our Common Stock purchased by us pursuant to the Offer. A Non-U.S. Holder will generally not be subject to U.S. federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of our Common Stock unless any one or more of the following is true:

     * the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

     * in the case of an individual Non-U.S. Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

     * in the case of a Non-U.S. Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

     We do not believe that we have been or currently are a "U.S. real property holding corporation." Individual Non-U.S. Holders who are treated, for U.S. federal income tax purposes, as having sold their shares of our Common Stock to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares of our Common Stock, net of applicable U.S. gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-U.S. Holders who are treated as having sold their shares of our Common Stock to us pursuant to the Offer and that are subject to U.S. federal income tax on such sale (as described above) generally will be taxed on such disposition in the same manner in which a U.S. Holder would be taxed.

     If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder with respect to our purchase of shares of our Common Stock under the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares of our Common Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares of our Common Stock will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of shares of our Common Stock pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders-Characterization of the Purchase-Distribution vs. Sale Treatment."). As described more fully below, to the extent amounts received by a Non-U.S. Holder are treated as a dividend, such Non-U.S. Holder will be subject to withholding.

     Withholding For Non-U.S. Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W- 8BEN and/or W-8IMY. To obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W- 8ECI. If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of U.S. federal income tax withholding.

     NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-U.S. HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. THE TAX CONSEQUENCES OF THE OFFER TO NON-U.S. HOLDERS ARE COMPLEX AND SUCH HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment.

     We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of our Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of our Common Stock previously tendered and not properly withdrawn will remain subject to the Offer.

     We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of our Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of our Common Stock or terminate the Offer by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement.

     Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of our Common Stock) in our sole discretion. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service or furnishing such information on a Form 8-K. If the amendment is material, we will extend the Offer to ensure that at least five business days remain prior to expiration of the offer and stockholders that have tendered their shares pursuant to the Offer prior to the amendment shall have an opportunity to withdraw their shares. Business day means any day other than a Saturday, Sunday or U.S. federal holiday. Any period measured in business days includes the first day of such period.

15. Fees and Expenses.

     The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Offer:

     *    $75,000 to the Company's legal counsel;

     *    $50,000 to Cary Street Partners for valuation report;

     * $15,000 to the Depositary and $17,000 for printing and other costs in connection with the mailing of this Offer to Purchase and related materials;

     *    $1,247 SEC filing and EDGAR fee; and

     *    $4,000 for miscellaneous fees and services.

     We have retained American Stock Transfer and Trust Company to act as Depositary in connection with the Offer. The Depositary will receive reasonable, customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses.

     We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Secretary or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares.

16. Accounting Consequences.

     The Offer will not affect the par value of the Company's Common Stock, which will remain at $0.10 per share. The Offer will result in an increase in per share net income or loss and net book value of the Company's Common Stock because fewer shares of the Company's Common Stock will be outstanding. The Company's Annual Report on Form 10-K for the year ended July 31, 2007, incorporated herein by reference, does not reflect the Offer.

17. Miscellaneous.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-3, we have filed with the SEC the Schedule 13E-3, which contains additional information relating to the Offer. The Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

     We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the Letter of Transmittal. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by Williams Industries, Incorporated. The Depositary or the Secretary.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WILLIAMS INDUSTRIES, INCORPORATED. THE DEPOSITARY OR THE SECRETARY.

                                      WILLIAMS INDUSTRIES, INCORPORATED

[----------------]

     The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

                        The Depositary for the Offer is:

                    American Stock Transfer and Trust Company

                                    By Mail:

           American Stock Transfer and Trust Company Operations Center
                         ATTN: Reorganization Department

                                6201 15th Avenue

                            Brooklyn, New York 11219

                                 (877) 248-6417

                                   ----------

     Any questions or requests for assistance may be directed to the attention of the Secretary at the Company's telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the attention of the Secretary at the Company's telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

  The Company's corporate secretary is Marianne V. Pastor (the "Secretary").

               The Company's executive offices are located at
              8624 J.D. Reading Drive, Manassas, Virginia 20109
                  and our phone number is (703) 335-7800

                     The Company's mailing address is
                  P.O. Box 1770, Manassas, Virginia 20108